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                                                                     EXHIBIT 4.5

                            NON-COMPETITION AGREEMENT

         This NON-COMPETITION AGREEMENT dated as of November 4, 1997 (this "Agreement") is made and entered into by and among PSi Technologies, Inc., a corporation organized and existing under the laws of the Philippines (the "Company"), RFM Corporation, a corporation organized and existing under the laws of the Philippines ("RFM"), Arthur J. Young. Jr., an individual residing at No. 43 Cabildo Street, Urdaneta Village, Makati City, Philippines ("Young") and ML IBK Positions, Inc., a corporation organized and existing under the laws of Delaware ("Buyer").

         WHEREAS, this Agreement is being entered into simultaneously with the closing of Buyer's acquisition of certain shares of the Company from RFM and United Development Corporation, a corporation organized and existing under the laws of the Philippines ("UDC," and together with RFM, the "Sellers"), pursuant to a Stock Purchase Agreement dated November 4, 1997 (the "Stock Purchase Agreement") among Buyer, Sellers and the Company; and

         WHEREAS, Buyer would not consummate the transactions contemplated by the Stock Purchase Agreement but for, among other things, the covenants and agreements of Young contained herein;

         NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Covenant Against Competition. Young acknowledges that (i) the principal business of the Company is the packaging and testing of, and other activities related to, power semiconductors which are used in the regulation, conversion and distribution of electricity (collectively, the "Business"), (ii) the Company is one of a limited number of persons throughout the world which has developed such Business; (iii) the Business is, in large part, international in scope and the Company's customers, potential customers and competitors are located throughout the world; and (iv) Young's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company. Accordingly, Young covenants and agrees that:

         (a) Young shall not, in the Philippines, Asia-Pacific region or elsewhere directly or indirectly, for a period commencing on the date of this Agreement and terminating on the day which (x) if Young's employment with the company pursuant to the Compensation Package Agreement for Young, dated July 1, 1996 or any successor Compensation Package Agreement for Young put in place by RFM expires, is one (1) year following such expiration or (y) Young's employment is terminated, is two (2) years following such termination, (1)

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engage in the Business for the account of Young or that of any person (other than the Company) (2) render any services related to the Business to any person (other than the Company) engaged in the Business; or (3) become interested in any such person (other than the Company) as a partner, shareholder, principal, agent, trustee, consultant or in any other relationship or capacity: provided, however, that notwithstanding the above, Young may own, directly or indirectly, solely as an investment, securities of any such person which are traded on any national securities exchange if Young (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own on percent (1%) or more of any class of securities of such person.

         (b) During the term of his employment with the Company and thereafter, Young shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Business and to the Company and it affiliates learned by Young heretofore or hereafter, directly or indirectly, from the company and its affiliates, including any information concerning the business affairs, customers, clients, sources of supply and customer lists of the Company and its affiliates (the "Confidential Company Information") and shall not disclose them to anyone except with the Company's express written consent provided that this obligation shall not apply to Confidential Company Information which (1) is at the time of receipt or thereafter becomes publicly known, through no act of Young in breach of this Agreement or (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. These rights are in addition to and without limitation to those rights and remedies available under common law for protection of the types of such confidential information which constitute "trade secrets" as construed under controlling law.

         (c) At all times after the term of his employment with the Company, Young shall not, directly or indirectly, knowing solicit or encourage to leave the employment of the Company or its affiliates, any employee of the Company or any of its affiliates or hire any employee who has left the employment of the Company or any of its affiliates within one year of the termination of such employee's employment with the company or any of its affiliates.

         (d) All memoranda, notes list. Records and other documents (and all copies thereof) constituting Confidential Company Information or compiled by Young or made available to Young concerning the Business or the Company or any of its affiliates shall be the Company's property, shall be kept confidential in accordance with the provisions of this Section 1, and shall be delivered to the Company at any time on request.

         (e) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 1 would be inadequate, and Young hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

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     2.  Entire Agreement. This Agreement supersedes all prior discussions and
         -----------------
agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     3.  Waiver. Any term or condition of this Agreement may be waived at any
         -------
time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

     4.  Amendment. This Agreement may be amended, supplemented or modified only
         ----------
by a written instrument duly executed by or on behalf of each party hereto.

     5.  No Assignment; Binding Effect. Neither this Agreement nor any right,
         ------------------------------
interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Notwithstanding the preceding sentence, Buyer may assign any or all of its rights, interests and obligations hereunder to any of it affiliates without the consent of (but with notice to) Seller. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

     6.  Headings. The headings used in this Agreement have been inserted for
         ---------
convenience of reference only and do not define or limit the provisions hereof.

     7.  Invalid Provisions. If any provision of this Agreement is held to be
         -------------------
illegal, invalid or unenforceable under any present or future applicable law, and if the rights of obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     8.  Governing Law. This Agreement shall be governed by and construed in
         --------------
accordance with the laws of the Philippines without regard to the conflict of law principles thereof.

     9.  Counterparts. This Agreement may be executed in any number of
         -------------
counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first written above.

                                          /s/ Arthur J. Young, Jr.
                                          ---------------------------
                                          Arthur J. Young, Jr.



                                          RFM CORPORATION


                                          By: /s/ Felicisimo Nacino, Jr.
                                              Name:
                                              Title:



                                          PSi TECHNOLOGIES, INC.



                                          By:_/s/ Arthur J. Young, Jr.
                                             Name:
                                             Title:



                                          ML IBK POSITIONS, INC.



                                          By: /s/ Eva Policar-Bautista
                                              Name:
                                              Title:

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                                 ACKNOWLEDGEMENT

REPUBLIC OF THE PHILIPPINES)
MAKATI CITY                ) S.S.


         BEFORE ME, a Notary Public for and in Makati City, this 4/th/ day of November, 1997, personally appeared:

   Names                   Comm. Tax Cert. No./          Date/Place Issued
                               Passport No.
-----------               ----------------------       ---------------------
Felicisimo  Nacino, Jr.         1696648                1-10-97/Mandaluyong City
Arthur J. Young                 EM275217               2-02-93/Manila
Eva Policar-Bautista            5151937                2-04-97/Quezon City

all of whom are known to me and by me known to be the same persons who executed the foregoing Non-competition Agreement and who severally acknowledged to me that the same is their own free and voluntary act and deed and the free and voluntary act and deed of the entities which they respectively represent.

         WITNESS MY HAND AND SEAL on the date and place first above written.

Doc. No. _____
Page No. _____
Book No. _____
Series of 1997.